L. MITCHELL JONES (U.S.B. 5979)
Assistant Attorney General
MARK L. SHURTLEFF (U.S.B. 4666)
Attorney General
Commercial Enforcement Division
Heber M. Wells Building
Box 146741
Salt Lake City, UT 84114-6741
TEL: (801) 366-0310

BEFORE THE DIVISION OF OCCUPATIONAL AND PROFESSIONAL LICENSING

OF THE DEPARTMENT OF COMMERCE

OF THE STATE OF UTAH

IN THE MATTER OF THE APPROVAL STATUS OF **BROADVIEW UNIVERSITY** TO OPERATE A NURSING EDUCATION PROGRAM IN THE STATE OF UTAH	))))))	**MEMORANDUM OF UNDERSTANDING AND ORDER** CASE NO. DOPL 2011- 416

BROADVIEW UNIVERSITY ("Respondent") and the **DIVISION OF OCCUPATIONAL AND PROFESSIONAL LICENSING** of the Department of Commerce of the State of Utah ("Division") stipulate and agree as follows:

1. Respondent admits the jurisdiction of the Division over Respondent and over the subject matter of this action. Faye Uppman is the network dean of Respondent's nursing program and it authorized to act as agent for and enter into binding agreements on behalf of Respondent.

2. Respondent acknowledges that Respondent enters into this Stipulation knowingly and voluntarily.

3. Respondent understands that Respondent has the right to be represented by counsel in this matter and Respondent's signature below signifies that Respondent has either consulted with an attorney or Respondent waives Respondent's right to counsel in this matter.

4. Respondent understands that Respondent is entitled to a hearing before the State of Utah's Board of Nursing ("the Board"), or other Division Presiding Officer, at which time Respondent may present evidence on Respondent's own behalf, call witnesses, and confront adverse witnesses. Respondent understands that by signing this document Respondent hereby waives the right to a hearing, the right to present evidence on Respondent's own behalf, the right to call witnesses, the right to confront adverse witnesses, and any other rights to which Respondent may be entitled in connection with said hearing. Respondent understands that by signing this document Respondent hereby knowingly and intelligently waives the right to all administrative and judicial review of this matter. Respondent and the Division hereby express their intent that this matter be resolved expeditiously through stipulation as contemplated in Utah Code Ann. § 63G-4-102(4).

5. Respondent waives the right to the issuance of a Petition and a Notice of Agency Action in this matter.

6. Respondent acknowledges that this Memorandum of Understanding and Order, if adopted by the Director of the Division, will be classified as a public document. The Division may release this Memorandum of Understanding and Order, and will release other information about this disciplinary action against Respondent's approval status, to other persons and entities.

7. Respondent admits the following facts are true:

   a. Respondent was previously known as Utah Career College. In December 2004 Utah Career College was granted provisional approval for an associate degree registered nurse education program. In February 2007 Utah Career College was denied accreditation by NLNAC because the curriculum was not designed to accomplish its educational purpose and because there was no identified plan for systemic evaluation including assessment of student academic achievement. Respondent was first approved for full approval status as a nurse education program in October 27, 2009 after the pass rate for first time test examination takers significantly improved.

   b. Respondent's NCLEX average pass rate in the first quarter of 2010 was 75% when the national pass rate average was 89.9%. Respondent's NCLEX average pass rate in the third quarter of 2010 was 66.7% when the national pass rate average was 84.9%.

   c. On or about December 30, 2010 the Division issued a letter of warning to Respondent. The letter described how Respondent's NCLEX pass rate fell more than five percent below the national average in the first quarter of 2010 and the third quarter of 2010. The warning letter informed Respondent that the Nurse Education Committee would meet with Respondent on January 13, 2011.

   d. Respondent's NCLEX average pass rate in the first quarter of 2011 was 63.16% when the national pass rate average was 89.33%. Respondent's NCLEX average pass rate in the second quarter of 2011 was 72.73% when the national pass rate average was 91.44%. Respondent's NCLEX average pass rate in the third quarter of 2011 was 66.67% when the national pass rate average was 85.07%.

8. Respondent admits that Respondent's conduct described above is a violation of Utah Administrative Code R156-31b-603(10). Further Respondent agrees by engaging in such conduct the Division is justified in taking disciplinary action against Respondent's approval status pursuant to Utah Administrative Code R156-31b-604(1)(d). Respondent agrees that an Order, which constitutes disciplinary action against Respondent's approval status by the Division

may be issued in this matter providing for the following action against Respondent's approval status:

a. Respondent's approval status shall be changed from "full" to "probationary" as set forth in Utah Administrative Code R156-31b-603(11)(b), and shall remain on probationary status for a period of three years from the date of this Memorandum of Understanding and Order.

b. Respondent shall write a written remediation plan, if Respondent has not done so already, and submit it to the Division for the approval of the Utah Board of Nursing and the Utah Nurse Education Committee, and to discuss Respondent's written remediation plan. The remediation plan shall be submitted to the Division no later than December 7, 2011.

c. Respondent understands that the Division may take further administrative action against Respondent's approval status as set forth in Utah Administrative Code R156-31b-603(11) if Respondent's average pass rates continue to fall five percent or more below the national average pass rate for the same period of time; Respondent's accreditation by the NLNAC, CCNE, or COA is terminated; or for any other reason set forth in Utah Administrative Code R156-31b.

d. Respondent shall provide the Division with a written copy of all of its articulation agreements, teachout arrangements, arrangements for student loan deferments, arrangements for payments of student loans, and what monies will be paid back to student loan lenders if Respondent's program is terminated. The written statements shall be provided to the Division no later than December 7, 2011.

e. Respondent shall create and implement a plan whereby Respondent shall notify all current students of the change of Respondent's approval status from "full" to "probationary."

f. On or about November 10, 2011 Respondent and the Utah Nurse Education Committee agreed that Respondent would cease accepting new students into its nursing program, pursuant to Utah Administrative Code R156-31b-603(11)(c).

9. This Memorandum of Understanding and Order, upon approval by the Director of the Division, shall be the final compromise and settlement of this administrative matter. Respondent

acknowledges that the Director is not required to accept the terms of this Memorandum of Understanding and Order and that if the Director does not do so, this Memorandum of Understanding and the representations contained therein shall be null and void, except that the Division and the Respondent waive any claim of bias or prejudgment they might otherwise have with regard to the Director by virtue of the Director having reviewed this Stipulation, and this waiver shall survive such nullification.

10. Respondent agrees to abide by and comply with all applicable federal and state laws, regulations, rules and orders related to the Respondent's operation as a nurse education program.

11. This document constitutes the entire agreement between the parties and supersedes and cancels any and all prior negotiations, representations, understandings or agreements between the parties regarding the subject of this Memorandum of Understanding and Order. There are no verbal agreements that modify, interpret, construe or affect this Stipulation.

12. The accompanying Order becomes effective immediately upon the approval of this Memorandum of Understanding and signing of the Order by the Division Director. Respondent must comply with all the terms and conditions of this Memorandum of Understanding immediately following the Division Director's signing of the Order page of this Memorandum of Understanding and Order. Respondent shall complete all the terms and conditions contained in the Memorandum of Understanding and Order in a timely manner. If a time period for completion of a term or condition is not specifically set forth in the Memorandum of Understanding and Order, Respondent agrees that the time period for completion of that term or condition shall be set by the Board. Failure to complete a term or condition in a timely manner shall constitute a violation of the Memorandum of Understanding and Order and may subject

Respondent to revocation or other sanctions.

13. If Respondent violates any term or condition of this Memorandum of Understanding and Order, the Division may take action against Respondent, including imposing appropriate sanction, in the manner provided by law. Such sanctions may include ceasing operations as a nurse education program.

14. Respondent has read each and every paragraph contained in this Memorandum of Understanding and Order. Respondent understands each and every paragraph contained in this Memorandum of Understanding and Order. Respondent has no questions about any paragraph or provision contained in this Memorandum of Understanding and Order.

DIVISION OF OCCUPATIONAL & PROFESSIONAL LICENSING

BY: [signature]
DEBRA F. HOBBINS, DNP, APRN, LSAC
Bureau Manager

DATE: 12/7/11

RESPONDENT

BY: [signature]
FAYE UPPMAN
Network Dean
Broadview University

DATE: 12-6-2011

MARK L. SHURTLEFF
ATTORNEY GENERAL

BY: [signature]
L. MITCHELL JONES
Counsel for the Division

DATE: 8 Dec 2011

ORDER

THE ABOVE STIPULATION, in the matter of **BROADVIEW UNIVERSITY,** is hereby approved by the Division of Occupational and Professional Licensing, and constitutes my Findings of Fact and Conclusions of Law in this matter. The issuance of this Order is disciplinary action pursuant to Utah Administrative Code R156-31b-604. The terms and conditions of the Stipulation are incorporated herein and constitute my final Order in this case.

DATED this 9 day of December, 2011.

DIVISION OF OCCUPATIONAL AND PROFESSIONAL LICENSING

MARK B. STEINAGEL
Director

Investigator: Deb Hobbins

CERTIFICATE OF SERVICE

I hereby certify that on the 9 day of Dec., 2011, a true and correct copy of the foregoing MEMORANDUM OF UNDERSTANDING AND ORDER has been served on the parties of record in this proceeding by mailing a copy thereof, properly addressed by first class mail with postage prepaid, to the following:

Broadview University
Attn: Faye Uppman, Network Dean
1902 West 7800 South
West Jordan UT 84088

Hand delivered copy to:

L. Mitchell Jones, Assistant Attorney General

Kim Lesh
Administrative Secretary
Division of Occupational and Professional Licensing